Exhibit 5.1

                                 DAVID GOLDBERG
                    Senior Vice President and General Counsel
                               701 Western Avenue
                         Glendale, California 91201-2397

                                       March 31, 1999


Public Storage, Inc.
701 Western Avenue
Glendale, California 91201-2397

Gentlemen:

        As Senior Vice President and General Counsel of Public Storage, Inc. (the "Company"), I have examined the Registration Statement on Form S-8, which is being filed by the Company on or about the date hereof with the Securities and Exchange Commission (the "Registration Statement"), relating to the offer and sale of up to 284,126 shares of the Company's Common Stock, par value $.10 per share (the "Securities"), pursuant to the Storage Trust Realty 1994 Share Incentive Plan, as amended by the Agreement and Plan of Merger among Storage Trust Realty, Registrant and Newco Merger Subsidiary, Inc. dated as of November 12, 1998, and Amendment No. 1 to Agreement and Plan of Merger among Storage Trust Realty, Registrant, Newco Merger Subsidiary, Inc. and STR Merger Subsidiary, Inc. dated as of January 19, 1999 (the "Plan").

         I am familiar with the proceedings taken and proposed to be taken by you relating to the authorization and issuance of the Securities in the manner set forth in the Registration Statement and the Plan.

         Subject to the taking of the contemplated proceedings in connection with the foregoing matters, I am of the opinion that the Securities, when issued and sold in the manner set forth in the Registration Statement and the Plan, will be legally issued and outstanding, fully paid and non-assessable.

         I hereby consent to the reference to me under the caption "Legal Opinions" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ DAVID GOLDBERG